Exhibit n.1

Consent of Pender Newkirk & Company, CPAs

Independent Registered Public Accountants

We hereby consent to the use of our reports in this registration statement (Form N-2, Amendment 1, dated January 6, 2006) for the registration of 6,330,960 shares, (a) dated February 18, 2005, with respect to the consolidated financial statements of UTEK Corporation and Subsidiaries as of December 31, 2004 and 2003 and for each of the two years then ended, including schedules of investments of UTEK Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004, and (b) dated October 26, 2005 with respect to the senior securities table of UTEK Corporation and Subsidiaries included, and to the references to our firm under the headings “Selected Consolidated Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firms” in this registration statement.

/s/ Pender Newkirk & Company

Certified Public Accountants

Tampa, Florida

January 6, 2006